Exhibit 99.1

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX ACQUIRES NET PROFIT, INC. AND TBT ENTERPRISES, INC.,
SUBSTANTIALLY EXPANDING TAX AND INCENTIVE SERVICE OFFERINGS

     ST. LOUIS, MO (October 25, 2004) — TALX Corporation (NASDAQ: TALX) today announced the acquisition of two companies that specialize in obtaining hiring tax credits and other federal, state and local tax credits and incentives for their clients — Net Profit, Inc., headquartered in Greenville, South Carolina, and TBT Enterprises, Inc., headquartered in Gaithersburg, Maryland.

     The acquired businesses are expected to be immediately accretive to TALX’s earnings. The combined purchase price of approximately $19.0 million in cash was financed through TALX’s existing credit facility. Additionally, both acquisition agreements include provisions for earn-out payments if certain future financial performance measures are achieved.

     Both businesses assist employers by identifying employment-related tax incentive programs available to them under both federal and state legislation, including Work Opportunity Tax Credit (WOTC), Welfare to Work (WtW), and location-based incentive programs.

     William W. Canfield, chairman and chief executive officer, explained, “With our acquisition of these two leaders in tax credit consulting and administrative services, we now offer a more robust suite of tax services and have acquired additional clients that can benefit from other TALX services. Helping our clients make certain they maximize available tax credits and incentives supports well our mission to assist them in saving money through advanced, electronic methods, as well as alleviating administrative burdens.

     “We are confident there is an excellent fit between these new businesses and our existing suite of TALX services. We are excited about the growth opportunities and welcome these businesses, their clients and employees to TALX.”

     The Working Families Tax Relief Act of 2004, signed by President Bush on October 4, extends the provisions for the Work Opportunity Tax Credit and the Welfare to Work Tax Credit available to employers through December 31, 2005. The acquired companies had combined annual revenues of approximately $8.0 million for the year ended December 31, 2003, prior to the tax program entering a hiatus while awaiting Congressional action. Predicting the timing of revenue during the last half of TALX’s fiscal year is difficult because of the recent reauthorization of these tax programs. The availability of tax credits was made retroactive, and companies will be able to claim credits for individuals hired since January 1, 2004. In anticipation of the tax credit programs’ renewal, both companies continued to screen and prepare incentives applications to minimize processing backlog, and maximize tax credits, for their clients.

     Through these acquisitions, TALX’s expanded tax service capabilities bring tax credit consulting and administrative services to manage these reauthorized programs. The acquired businesses are also complementary to TALX’s existing unemployment cost management business, UC eXpress®, and employment verification business, The Work Number®. Benefits include:

          •      an expanded customer base for the Company’s tax services;

          •      increased tax credit eligibility processing capability through the acquisition of advanced systems;

          •      excellent cross-selling opportunities, especially with ePayroll, FasTime® services, W-2 eXpress® and HireXpress; and

          •      enhanced ability to capitalize on the desire of many large employers to outsource more services from fewer vendors.

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq Stock Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, the anticipated benefits to TALX’s revenues and earnings in fiscal 2005, growth opportunities, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2004 Form 10-K under the caption “Risk Factors” in “Part 1, Item 1 — Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as residential mortgage activity and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with changes in economic conditions or unemployment compensation laws; (7) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; and (9) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.